                                                                      Exhibit 11

                        CENTOCOR, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (unaudited)
                     (in thousands, except per share data)


Computation of Earnings (Loss) Per Common Share

For the three months ended March 31,                              1997               1996
                                                                --------           --------
PRIMARY:

  Weighted average shares outstanding                            69,517             59,944
  Net effect of dilutive stock option and warrants
    based on the treasury stock method using
    average market price                                          2,142                  -
                                                                --------           --------
  Totals                                                         71,659             59,944
                                                                ========           ========
  Net income (loss)                                              $3,271            ($9,698)
                                                                ========           ========
  Per share amount                                               $ 0.05             ($0.16)
                                                                ========           ========

FULLY DILUTED:

  Weighted average shares outstanding                            69,517             59,944
  Net effect of dilutive stock option and warrants
    based on the treasury stock method using
    average market price which is greater than
    quarter-end market price                                      2,142                  -
                                                                --------           --------
  Totals                                                         71,659             59,944
                                                                ========           ========
  Net income (loss)                                              $3,271            ($9,698)
                                                                ========           ========
  Per share amount                                               $ 0.05             ($0.16)
                                                                ========           ========

  Note: Common stock equivalents which would have an antidilutive effect on the calculations of per share data are not included in the above analysis.